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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:     Martha C. Fleming, M. Howard Griffith, Jr.
             Fidelity Southern Corporation  (404) 240-1504

                     H. PALMER PROCTOR, JR. NAMED PRESIDENT
                        OF FIDELITY SOUTHERN CORPORATION

      ATLANTA, GA. MAY 3, 2006 - FIDELITY SOUTHERN CORPORATION (NASDAQ: LION) The Board of Directors of Fidelity Southern Corporation named H. Palmer Proctor, Jr. President of the Company effective April 27, 2006. Mr. Proctor was named President of Fidelity Bank, a wholly owned subsidiary of the Company, and was elected to the Boards of Fidelity Southern Corporation and Fidelity Bank in October 2004. On April 27, 2006, Mr. Proctor was also re-elected a Director of the Company.

      Mr. Proctor succeeds James B. Miller, Jr. as President of the Company. Mr. Miller continues as Chairman and CEO of Fidelity Southern Corporation.

      Mr. Proctor graduated from Auburn University and Stonier Graduate School of Banking at Georgetown University. He joined the Company in 1990. He is currently on the Boards of the Callanwolde Foundation and Fernbank Museum, and is active in the community.

      A native of Tallahassee, Florida, Mr. Proctor has lived in Atlanta since 1989. He is married to Holly Ennis of Tullahoma, TN, and they have two daughters, Holland, two and one-half, and Sarah, nine months.

      Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides a wide range of banking, mortgage, and investment services and a credit related insurance product through 19 branches in Atlanta, Georgia, and an insurance office in Atlanta. The Bank provides SBA lending products through a loan production office in Conyers, GA. Mortgage, construction, and automobile loans are also provided through offices in Jacksonville, Florida. For additional information about Fidelity's products and services, please visit the web site at www.FidelitySouthern.com.